NEWS RELEASE

MVB Financial Third Quarter Results Show Strong Deposits and Loan Growth

FAIRMONT, W.Va., NOVEMBER 14, 2014 –  MVB Financial Corp., (OTC Markets Group OTCQB: MVBF) today announced quarterly results for the period ending September 30, 2014.  MVB Financial and its subsidiaries – MVB Bank, MVB Mortgage, and MVB Insurance (collectively "MVB") –  reported total net income of $537,000.

Results for the third quarter 2014 include the impact of interest expense on subordinated debt as part of the capital raise which was concluded at the end of June. The interest expense was $524,000 for the quarter on a pretax basis. Net Income was lower by 44.6 percent, or $432,000, compared to the second quarter of 2014, reflecting continued softness in the mortgage operation during the quarter, consistent with industry conditions.

“Our third quarter results demonstrate continued balance sheet and asset growth as well as growth in our fee income producing insurance business,” said Larry F. Mazza, CEO of MVB Financial Corp.  “We are especially pleased with our strong gains in loans and core deposits resulting in MVB’s total assets reaching a new high of $1.1 billion.”

The following outlines highlights of the company’s linked quarter results for third quarter 2014:

•	Net loans increased 3.9 percent, or $28.6 million leading to an increase in total assets of 2.3 percent or $24.2 million.
•	Deposits increased 13.3 percent, or $99.3 million between the second and third quarters of 2014.
•	The fee-based revenues from MVB Insurance grew 13 percent or $97,000 compared to second quarter 2014.
•	Noninterest income decreased by 6.1 percent or $448,000, reflecting a decline in the residential mortgage business.
•	Net interest income declined 2.4 percent or $164,000 less than the prior quarter, reflecting the strong growth in core deposits during the quarter.

Comparing results to the same quarter in the prior year 2013:

•	Net loans increased 46.2 percent, reaching $757 million.
•	Total assets increased $234 million or 27.4 percent to reach $1.1 billion.
•	Total deposits grew $226 million to $846 million or a 36.5 percent increase.
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Net interest income grew 31.2 percent, or $1.6 million to $6.7 million even though being negatively impacted by $524,000 due to interest expense paid on subordinated debt that did not exist during third quarter 2013.

•	Noninterest income was down 9.3 percent or $708,000. Third quarter 2013 results included a onetime gain of $626,000 on the partial sale of a subsidiary.
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Income before taxes was lower by $210,000 or 24.7 percent, compared to third quarter of 2013.  However, excluding the increase in interest expense from MVB’s recent successful capital raise, income before taxes would have reflected an increase of 36.1 percent, or $314,000,  compared to the same quarter a year ago.

“Our strong year-over-year growth in core operating earnings reflects a continuation of the execution of our strategic plan through devoting resources to opportunities that leverage MVB’s proven expertise in lending and growing fee-based businesses,” Mazza said.  “We intend to continue to build upon our successful organic growth and deploy existing capital.

About MVB Financial Corp.

MVB Financial Corp. (“MVB” or “MVB Financial”; OTCQB: MVBF) was formed on January 1, 2004 as a bank holding company and, effective December 19, 2012, elected to become a financial holding company. MVB Financial features multiple subsidiaries and affiliated businesses, including MVB Bank, Inc. (“MVB Bank”), Potomac Mortgage Group, Inc. which does business as MVB Mortgage, and MVB Insurance, LLC. The Company’s principal executive offices are located at 301 Virginia Avenue, Fairmont, W.Va., 26554-2777, and its telephone number is (304) 363-4800. For additional information regarding MVBF visit ir.mvbbanking.com.  The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator.

Forward-Looking Statements

All statements other than statements of historical fact included herein are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in the actual results of MVB Financial Corp. (“MVB Financial” or the “Company”) differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficulty retaining key employees; (vii) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (ix) changes in other regulations, government policies, and application of regulations affecting bank holding companies and their subsidiaries, including changes in monetary policies, may negatively impact the Company’s operating results and that could negatively impact or preclude current and future acquisition activities; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may adversely affect the Company; (xi) the reaction of the MVB Bank, Inc. (“MVB Bank”) customers, employees and counterparties to the termination of the proposed acquisition of CFG Community Bank; (xii) the risk that the new investments to support the growth of MVB Insurance, LLC (“MVB Insurance”) may not be fully realized or may take longer than expected due to general economic and market conditions; (xiii) diversion of management time on acquisition or diversified growth issues; and, (xiv) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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